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                               ARTICLES OF INCORPORATION

                                          OF

                            EXPRESS DIRECT WORLD FUND, INC.


                                   ARTICLE I - NAME

                     The name of this corporation (the "Fund") is:

                            EXPRESS DIRECT WORLD FUND, INC.


                                 ARTICLE II - LOCATION

      The location of the registered office of the Fund is 80 South Eighth Street, Minneapolis, Minnesota (mailing address: IDS Tower 10, Minneapolis, Minnesota 55440). Principal places of business as well as branch offices may hereafter be established at such other place or places, either within or without the State of Minnesota, as may from time to time be determined by the Board of Directors.


                             ARTICLE III - CAPITALIZATION

      Section 1. The amount of the total authorized Capital Stock of the Fund shall be $200,000,000, consisting of 20,000,000,000 shares of the par value of one cent ($.01) per share. Of these shares, 3,000,000,000 shares may be issued in the series of shares hereby designated "Express Direct World Income Fund"; and 3,000,000,000 shares may be issued in the series of shares hereby designated "Express Direct World Growth Fund." The designation of any series may be changed at any time by the Board of Directors (the "Board") without the approval of shareholders. The balance of 14,000,000,000 shares may be issued in such classes or series with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issuance of such class or series of stock as may be adopted from time to time by the Fund's Board pursuant to the authority hereby vested in said Board. Each class or series of shares which the Board may establish, as provided herein, may, if the Board shall so determine by resolution, evidence an interest in a separate and distinct portion of the Fund's assets, which may take the form of a separate portfolio of investment securities and cash. Authority to establish such separate portfolios is hereby vested in the Board.

      Each Series of shares established in these Articles shall have the following rights and preferences:
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      (a)    Each series of shares shall evidence an interest in a
             separate portfolio of investment securities and cash.

      (b) All monies received by the Fund for the issuance and sale of shares of a series, together with all assets, income, earnings, profits and proceeds derived therefrom, shall be the assets solely of the series to which the shares relate and any monies received not specifically identified as belonging to a series shall be allocated between or among all series of the Fund in proportion to the respective net assets of the series or as the Board shall determine.

      (c) All liabilities and expenses incurred on behalf of a series shall be charged against the assets of that series and be solely the obligations of that series to which they relate and all liabilities and expenses of the Fund not specifically pertaining to a series shall be charged against all series in proportion to the respective net assets of each series or as the Board determines.

      (d) Dividends and distributions shall be determined and paid by each series out of the assets, earnings or surplus of that series in an amount solely at the discretion of the Board as permitted by Minnesota law.

      (e) In the event of liquidation or dissolution of the Fund, holders of shares of a series shall have priority and shall be entitled to the assets belonging to that series.

      (f) Each series shall have those rights and preferences set forth in its registration statement, declared effective by the Securities and Exchange Commission, and as required under the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder.

      Section 2. At all meetings of the shareholders, each shareholder of record entitled to vote thereat shall be entitled to one vote (and a fractional vote for and equal to each fractional share) for each share (or fractional share) of stock standing in her or his name and entitled to vote at such meetings.

      Section 3. No shareholder of the Fund shall have any preemptive rights or cumulative voting rights.

      Section 4. No share of stock issued by the Fund shall be sold or exchanged by or on behalf of the Fund for any amount or value less than the net asset value thereof as of the close of business on the day upon which application and payment or payment for such share is received and accepted by the Fund, and if the day upon which payment is so received shall not be a business day, then as of the close of business on the next succeeding business day.
Shares of stock shall be deemed outstanding when issued. The stock of this Fund, after the par value thereof has been paid, shall not
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be subject to assessment to pay the debts of the Fund, and no stock issued as fully paid shall be assessable, nor shall the private property of any shareholder be subject to the payment of corporate debts to any extent whatever.

      Section 5. The registered holder of a share of the Capital Stock of the Fund may require the Fund to redeem the same by delivering to the Fund at its designated principal place of business a request for redemption in a form satisfactory to the Board, and the Fund, upon receipt of such request, promptly shall pay out of the appropriate assets of the Fund as determined by the Board pursuant to the authority vested in it by Section 1 of this Article, to or upon the order of the registered holder, the redemption price as hereinafter defined. In all cases,
      (a) Shares of each class or series shall be redeemed at the net asset value thereof.

      (b) All rights with respect to shares submitted for redemption as provided hereunder, except the right to receive the net asset value thereof, shall cease and terminate as of the close of business on the day upon which a request for redemption meeting the requirements of the first paragraph of this Section 5 is received. All shares redeemed by the Fund shall, upon redemption, have the status of authorized and unissued shares, and shall not be deemed to be treasury shares.

      Section 6. The Board or any duly authorized committee thereof or any officer or officers of the Fund duly authorized by such Board or Committee may suspend the computation of net asset value for the purpose of issuing shares or defer payment of the redemption price for such period, after receipt of such request and surrender of the certificate or evidence of ownership, as may be permitted by applicable law, and may suspend sales or defer redemption during a "period of emergency" as defined in the Investment Company Act of 1940.

                                ARTICLE IV - DIRECTORS

      Section 1. The number of directors of the Fund shall initially be two. The name of the directors who shall hold office until the first meeting of shareholders or until their successors are duly chosen and qualified are William H. Dudley and James A.
Mitchell.

      Section 2. The directors, of which there shall be not less than two nor more than fifteen, shall be elected at the first meeting of the shareholders for an indefinite term and thereafter at each regular meeting of shareholders, to hold office for an indefinite term until the next regular meeting of shareholders, but in any event, they shall hold office until their successors are elected and qualify. The number of directors may be increased or decreased from time to time by action of the Board. If there be a vacancy on the Board by reason of death, resignation or otherwise, such vacancy may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum. The election and qualification of a director or directors to fill any
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such vacancy or vacancies shall be in conformity with the
requirements of the Investment Company Act of 1940, as amended.

      Section 3. In furtherance and not in limitation of the powers conferred by these Articles, the Board is expressly authorized:

      (a) To issue and dispose of and to enter into contracts for the distribution, sale, exchange, purchase and resale of the authorized securities of the Fund.

      (b) To enter into a contract or contracts with any person, firm, corporation, association or trust selected by it to act as trustee or custodian for any of the assets of the Fund pursuant to such terms and conditions and for such compensation as the Board shall determine.

      (c) To enter into a contract or contracts wherein and whereby a responsible person, entity, partnership, association or corporation is designated and employed as the investment manager or adviser for the Fund to manage the assets of the Fund by counseling with and advising the Fund in connection with the formulation of an investment program designed to accomplish the Fund's investment objectives, by determining what securities and other investments shall be purchased or sold, by causing the execution of purchase and sell orders, by determining what portion of the assets shall be held uninvested, by recommending the purchase and/or sale of assets and by advising the Fund with respect to the general and specific policies and transactions to be followed in the purchasing, owning and handling of securities and other assets and the disposition thereof. Such management or advisory activities shall be subject always to the power of the Board of the Fund to have full control over the affairs of the Fund and to review periodically each portfolio of the Fund to see that it is managed in the long-term interests of the Fund's shareholders and in accordance with its investment objectives.

      (d) To declare and pay dividends in its discretion at any time and from time to time to the extent and from such sources as permitted by the laws of the State of Minnesota.

      Section 4. Any determination made in good faith by or pursuant to the direction of the Board as to the amount of the assets, debts, obligations or liabilities of the Fund, as to the price or closing bid and asked prices, as to the value of any security or asset of the Fund, or as to any other matters relating to the issue, sale, redemption, liquidation, purchase and/or acquisition or disposition of securities of the Fund, shall be final and conclusive, and shall be binding upon the Fund and all holders of securities issued by it, past, present and future, and securities of the Fund shall be issued and sold on the condition
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and understanding that any and all such determinations shall be binding as aforesaid.

      Section 5. The Fund shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that she or he is or was a director, officer, employee or agent of the Fund, or is or was serving at the request of the Fund as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, and the Fund may purchase liability insurance and advance legal expenses, all to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended. Any indemnification hereunder shall not be exclusive of any other rights of indemnification to which the directors, officers, employees or agents might otherwise be entitled. No indemnification shall be made in violation of the Investment Company Act of 1940.

      Section 6. To the full extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, no director of the Fund shall be liable to the Fund or to its shareholders for monetary damages for breach of fiduciary duty as a director but such limit on liability shall be permitted only to the extent allowable under the provisions of the Investment Company Act of 1940.

                               ARTICLE V - INCORPORATOR

      The name and post office address of the incorporator is as follows:

          Name                     Post Office Address
   Eileen J. Newhouse              IDS Tower 10
                                   Minneapolis, Minnesota 55440

                      ARTICLE VI - MEETINGS AND LOCATION OF BOOKS

      The shareholders and directors shall have power to hold their meetings, and to keep the books of the Fund (subject to the provisions of the laws of the State of Minnesota) outside the State of Minnesota at such places as may from time to time be designated by the By-Laws or by resolution of the Directors.

                  ARTICLE VII - WRITTEN ACTION BY BOARD OF DIRECTORS

      An action required or permitted to be taken by the Board of the Fund may be taken by written action signed by that number of directors that would be required to take the same action at a meeting of the Board at which all directors are present.


                               ARTICLE VIII - AMENDMENTS

      These Articles of Incorporation, or any provision hereof, may be amended, altered, changed or repealed in the manner prescribed by the laws of the State of Minnesota.
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IN WITNESS WHEREOF, I have subscribed my name this      day of
August, 1995.





Incorporator




STATE OF MINNESOTA
                      SS:
COUNTY OF HENNEPIN

The foregoing was acknowledged before me this      day of August,
1995, by Eileen J. Newhouse